SUPPLEMENT NO. 8 TO PROSPECTUS DATED MAY 7, 1996.

This supplement ("Supplement") to the Prospectus ("Prospectus") updates the Prospectus of West Coast Realty Investors, Inc. (the "Company") dated May 7, 1996. This Supplement is part of and must accompany the Prospectus. The date of this supplement is April 3, 1997.

This Supplement amends and supersedes the corresponding sections of the Prospectus and Supplements Numbers 1 through 7 to such Prospectus; however, subject to the qualification above, the Prospectus continues to control the terms of the offering, and all provisions thereof not supplemented or amended hereby remain pertinent to the offering and are incorporated herein by reference. Accordingly, current subscribers and prospective investors should read both the Prospectus and this Supplement No. 8 very carefully. All capitalized items used in this Supplement have the same meaning ascribed to them in the Prospectus unless otherwise indicated herein.

 The following supplements the "Dividends" portion of INVESTMENT OBJECTIVES AND POLICIES section of the Prospectus, beginning on page 23.

Dividends totaling $1,128,597 were paid in 1996 and 1997, for shareholders of record in 1996. Approximately 37% of these dividends constituted a return of capital. These 1996 dividends are summarized below:

Record            Date          Per       Outstanding        Total
Date              Paid         Share        Shares          Dividend
------          --------      -------   ----------------    -------------
01/01/96          4/15/96     $0.06       1,325,404        $79,524
02/01/96          4/15/96      0.06       1,371,794         82,308
03/01/96          4/15/96      0.06       1,401,664         84,100
04/01/96          7/15/96      0.0666     1,413,736         94,155
05/01/96          7/15/96      0.0666     1,445,236         96,253
06/01/96          7/15/96      0.0666     1,448,836         96,492
07/01/96         10/15/96      0.0666     1,448,836         96,492
08/01/96         10/15/96      0.0666     1,448,836         96,492
09/01/96         10/15/96      0.0666     1,498,246         99,784
10/01/96          1/15/97      0.0666     1,498,246         99.784
11/01/96          1/15/97      0.0666     1,500,651         99,943
12/01/96          1/15/97      0.0666     1,550,607        103,270

 The following supplements or amends the "MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" Section of the Prospectus, beginning on page 37.

As of April 3, 1997, the Company has raised $14,462,708 in capital from prior offerings and $3,659,131 from the current offering (which were released from an escrow account on August 12 and November 4, 1996, and January 2, January 14, and April 2, 1997, or received in the form of dividend reinvestments). An additional $70,000 has been raised in the current offering for sales between March 21, 1997 and April 3, 1997; these funds are expected to be released from escrow in or prior to July, 1997.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

Operations for the year ended December 31, 1996 represented a full year of rental operations for all properties, expect Java City which was owned for only five months.

The net income for the year ended December 31, 1996 ($705,636) was higher than the year ended December 31, 1995 ($649,605) due to the raising of additional funds and investment of such funds in additional income producing properties. The Company did not have any adverse events that significantly impacted net income during the year ended December 31, 1996, and all properties that have been purchased by the Company have operated at levels equal to current expectations. All tenants were current on their lease obligations.

Rental revenue increased $685,354 (41%) due to a full year's ownership of the Technology Drive and Safeguard Building properties (as compared to partial year ownership in 1995), and partial year ownership for the Java City property. Interest income decreased $23,853 (25%) due to a new escrow release procedure on the current offering where new investor funds come into the Company quarterly rather than daily, thus lowering the amount of excess cash available for investment.

Operating expenses increased $133,179 (78%) as a reflection of the additional properties owned during the year. Interest expense increased $260,947 (42%) as a reflection of the additional debt incurred in connection with property acquisition and refinancing activities. Despite the amount of debt, the Company remains below the maximum 50% debt maximum allowed by the Company's by-laws (debt was 48% of property cost (as defined in the by-laws) as December 31,
1996). General and administrative costs increased $106,587 (91%) due to higher accounting, taxes, and general insurance expense costs related to the Company's increased size. General and administrative costs increased as a percentage of revenue going from 6.5% in 1996 to 9.0% in 1996. Much of this increase is due to $74,361 that the Advisor was paid in 1996 due to the revised provisions of the Advisor agreement. No advisor fees were earned in 1995. Depreciation and amortization expense increased $104,757 (41%) as the result of the ownership of additional properties during 1995 as compared to 1996.

The average number of shares outstanding during 1996 was 1,447,366 vs. 1,117,494 in 1995. Partly because of the greater number of shares outstanding, the net income per share decreased from $.58 in 1995 to $.49 in 1996. If this figure is analyzed using flow of funds - that is net income plus depreciation expense - then the amount in 1996 was $.75 per share vs. $.80 in 1995.

The decrease in the per share figures is largely due to the imposition of the Advisory Fee in 1996 ($74,361) which effectively decreased net income and flow of funds per share by $.05 per share. However, it should be noted that although the full Advisory fee is recognized on the Statement of Income, the Advisor agreed to waive collection of $44,061 (59%) of these fees in 1996, and may elect to waive collection of all or a portion of the fees in the future. The Advisor's wavier of these fees has been treated as an infusion of equity into the Company, rather than as a reduction in expenses.

In addition to the added Advisory Fee Expense, the Company had a fairly large drop in interest income. This was due to relatively lower interest rates in place for most of 1996 as compared to 1995, and a slower level of new fund raising from the sale of shares in 1996 as compared to 1995. $3,633,687 was raised in net proceeds in 1995, while only $2,124,626 was raised in 1996. Thus, the Company had less funds on hand awaiting investment in 1996 than in 1995.

During the year ended December 31, 1996, the Company declared dividends totaling $1,128,597, compared to dividends of $804,595 declared for the year ended December 31, 1995. Cash basis income for the year ended December 31, 1996 was $1,066,537. This was derived by adding depreciation and amortization expense to net income. Thus, cash distributions this year were greater ($40,898) than cash basis net income. In contrast, distributions in 1995 were less ($101,154) than cash basis income. In either event, the Company continues to qualify as a REIT.

In summary then, the operating performance of the Company continued to improve as additional funds were raised, additional property was acquired, and all properties were operating profitably.


The following amends the "MANAGEMENT" section on pages 42 through 45 of the Prospectus, concerning the Directors and Officers of West Coast Realty Investors, Inc., West Coast Realty Advisors, and West Coast Realty Management. (These changes are precipitated by the retirement of Mr. Haas, and the resignation of Mr. McGaughey as Treasurer of West Coast Realty Management in order to assume unrelated duties within Associated Financial Group).
   The Directors and Officers of the Company are:

     NAME                                         POSITION

Philip N. Gainsborough....................Director and Chairman of the Board
W. Thomas Maudlin, Jr. ...................Director and President
Neal E. Nakagiri..........................Secretary
Michael G. Clark..........................Vice President/Treasurer
James W. Coulter..........................Director (1)
George Young..............................Director (1)
Steve Bridges.............................Director (1)

(1) Independent Director

The principal executive officers, directors. and key employees of the Advisor are as follows:

     NAME                                    POSITION

Philip N. Gainsborough..................Director and Chairman of the Board
W. Thomas Maudlin, Jr. .................Director and President
Neal E. Nakagiri........................Secretary
Michael G. Clark........................Director and Treasurer

The principal executive officers, directors, and key employees of the Property Manager are:

     NAME                POSITION
Philip N. Gainsborough.....................Director and Chairman of the Board
James E. Prock.............................Director and President
W. Thomas Maudlin, Jr. ....................Director (1)
Murli Sujanani.............................Secretary
David Vazquez..............................Treasurer

(1) AFG owns 75% and Mr. Maudlin owns 25% of the capital stock of West Coast Realty Management, Inc.


Additional description of occupations of Messrs. Sujanani and Vazquez are noted below:

Murli Sujanani (Born 1950) has served as Senior Vice President/Investment Research for AFG since 1994, and has been employed by AFG since December, 1990. From April 1990 to November 1990, Mr. Sujanani served as Vice President/Mortgage Securities for GMAC-Residential Funding Corporation. From June, 1983 to March, 1990, Mr. Sujanani worked for Dain Bosworth, Inc. in the corporate finance department as a Vice President where he was responsible for partnership origination and due diligence work. Mr. Sujanani is a graduate of St. John's University in Minnesota.

David Vazquez (Born 1962) has served as Assistant Controller of AFG since April 1995. Prior to joining AFG, Mr. Vazquez served as an auditor for BDO Seidman LLP in Los Angeles from January 1994 through April 1995, and as an accounting supervisor for Biggs & Co., a Los Angeles CPA firm, from February 1991 through January 1994. In addition, Mr. Vazquez served as a staff accountant for P. Leiner N.P., a manufacturer and distributor of nutritional products, from June 1990 through February 1991. Mr. Vazquez has a Bachelor of Business Administration degree from the California State University, Los Angeles.

The following supplements or amends the "PRIOR PERFORMANCE" section on pages 45 and 46 of the Prospectus, concerning Associated Planners Realty Growth Fund.

On August 16, 1996, the Partnership and the Lender executed a deed-in-lieu-of-foreclosure, in connection with the Park Center Office Building. On November 1, 1996, the Partnership's 10% interest in the San Marcos Property was sold to Associated Planners Realty Income Fund (an affiliate) for a gross purchase price of $188,000. The sales price of the transaction was established by an independent appraisal of the property. Associated Planners Realty Growth Fund was dissolved on December 4, 1996 after the final distribution of $132,564 in proceeds to the limited partners.

The following supplements or amends the "ERISA CONSIDERATIONS" and "DESCRIPTION OF COMMON STOCK" sections on pages 58 and 59 of the Prospectus.

As of April 3, 1997, there are 1,675,442 Shares of the Company outstanding, held by 925 Shareholders. In addition, $70,000 in gross proceeds has been raised from the sale of 7,000 shares in the current offering to two investors between March 21 and April 3, 1997; these funds have been deposited into an escrow account, and shares are expected to be issued in or prior to July 1997.

The following supplements the Real Property Investments section on page 25 of the Prospectus.

JAVA CITY PROPERTY, SACRAMENTO, CALIFORNIA

On August 2, 1996, the Company acquired the investment described below (the "Java City Property" or the "Property"). The funds to acquire the Java City property were available as the result of the sale of the Company's Shares in the previous offering, and the receipt of proceeds from bank financing assumed in connection with the acquisition.

Description. The Java City Property consists of two single story light industrial buildings located in the Northgate Industrial Park in Sacramento, California. The addresses of the two properties are 717 and 721 West Del Paso
Road.   The building sites are in the northern part of Sacramento, with access to Interstate 80, Interstate 5, and other major freeways.

The buildings are located on a site of approximately 62,173 square feet. Total building square footage for both buildings is approximately 20,000 square feet. The subject lot is zoned M-1 industrial by the City of Sacramento. This zoning allows for a variety of uses, including the existing use. 721 West Del Paso Road consists of 8,964 total square feet and 717 West Del Paso Road consists of 11,035 total square feet. Per the provisions of the current lease, 721 West Del Paso consists of 4,347 rentable square feet of warehouse space and 4,293 rentable square feet of office space. Per the provisions of the current lease, 717 West Del Paso consists of 5,398 rentable square feet of warehouse space and 5,802 of rentable square feet of office space. The properties were originally constructed in 1988. The Company believes that there are no deferred maintenance items that need to be corrected or addressed. The buildings are constructed using concrete footings (foundation and slab), wood frame wall designs, and flat/tar gravel roofs. The building has sprinklers for fire prevention and safety. There is adequate parking in the general business park area for cars that utilize the Property.

The primary tenant of the Property is Cucina Holdings, Inc. The company owns and operates forty-one Java City Bakery Cafes and five La Petite Boulangerie cafes. The Company is popularly known as "Java City". Java City outlets are located in various areas of California and Arizona, and are generally in high-visibility, high-traffic locations. These outlets sell high quality, specialty coffees in a pleasant retail environment setting. In addition, these outlets sell a selection of sandwiches and baked goods that compliment the sale of coffee. Java City also operates a wholesale operation that serves approximately seven hundred customer accounts located primarily in Northern California. The Company's wholesale customers include supermarkets, gourmet shops, convenience stores, restaurants, universities, airports, and offices, some of which resell the coffee in whole bean form for home consumption, while others brew and sell coffee beverages. Approximately 86% of the Company's sales are from its retail cafe operations and 14% from its wholesale operations. The tenant was effectively formed in 1993 when Cucina Holdings, a corporation formed by current management and InterWest Partners (a Menlo Park Based venture capital firm), purchased the assets of La Petite Boulangerie from a private investor group in June 1993, and then purchased Java City in September 1993. Cucina Holdings and Java City are privately held, and not publicly traded companies.

Java City leases 100% of the rentable square feet in the two buildings located on the Property. Each building has a separate lease, and both leases are triple net leases. Both leases expire on August 1, 2003 and there are no options for extension or purchase of the Property. Java City operates its administrative offices, coffee bean processing, warehousing facilities, and a Java City retail outlet out of these two buildings.

The lease payments due on 717 West Del Paso are noted below (rounded to the nearest dollar):

August 1, 1996 to July 31, 1997       10,004/month
August 1, 1997 to July 31, 1998       10,405/month
August 1, 1998 to July 31, 1999       10,821/month
August 1, 1999 to July 31, 2000       11,254/month
August 1, 2000 to July 31, 2001       11,704/month
August 1, 2001 to July 31, 2002       12,172/month
August 1, 2002 to July 31, 2003       12,659/month


The lease payments due on 721 West Del Paso are noted below (rounded to the nearest dollar):

August 1, 1996 to July 31, 1997       $5,671/month
August 1, 1997 to July 31, 1998        5,898/month
August 1, 1998 to July 31, 1999        6,134/month
August 1, 1999 to July 31, 2000        6,379/month
August 1, 2000 to July 31, 2001        6,635/month
August 1, 2001 to July 31, 2002        6,900/month
August 1 ,2002 to July 31, 2003        7,176/month

There are no provisions for consumer price increase adjustments in either lease. The overall initial rent per square foot is approximately $.76, and this increases 4% on each lease anniversary date.

The Property was acquired from unrelated third parties--Thomas Weborg and Sandra Singer--husband and wife (90% ownership), and David and Karen Ewing--husband and wife (10% ownership)(collectively known as the "Sellers"). Mr. Weborg is President and Chief Executive Officer of Cucina Holdings, Inc.--the tenant of the Property. Several methods of economic analysis were used to determine the propriety of the purchase price, and economic feasibility of the property, prior to acquisition. A review of rental rates for similar size and style buildings and uses in the same general area revealed rates ranging from $.41 to $.81 per square foot for triple net leases. The current monthly rent on these buildings is $.76 per square foot, meaning that the Property currently rents near the highest rate available in this market. However, considering the good condition of the property, the quality of the tenant, and the long-term lease in place, this property at this price is considered to be desirable. Comparable market listing and sales activity were also reviewed by the Advisor. These revealed that the price per square foot for similar buildings in the area range from $40.00 to $97.50. Several of the buildings that were sold in the lower range were older and of lower quality, and lacked amenities that are present in the Property, including fire prevention sprinklers. The $86.25 per square foot that the Company is paying for the Property is considered reasonable given the recent positive movements of price in the market, the favorable seven year lease term, and the credit quality of the tenant (this number does not include acquisition costs and expenses).

In the opinion of the Advisor, the purchase price of $1,725,000 that the Company is paying the Sellers for this property is reasonable.

Property Operations. The Java City Property is managed by West Coast Realty Management Inc.(" WCRM"), an affiliate of the Company. WCRM charges the Company 3% of the gross rents collected as a management fee for managing the Property, as allowed by the Property Management Agreement. In the opinion of the Advisor, the Java City Property is adequately insured. Although the tenant is obligated to pay property taxes, property tax in the first year is estimated to be $18,000 (approximately 1% of the sales price).

Terms of Purchase. Total consideration paid by the Company for the Java City property was $1,828,500. The total acquisition cost included $1,725,000 paid to the Sellers, $25,323 in legal, appraisal, and closing costs, and $78,177 in Acquisition Fees paid to the Advisor.

There is financing on each building of the Property that is being assumed by the Company. The financing on the 717 West Del Paso Road building is as follows:

Lender:  Business & Professional Bank, Sacramento, CA
Original Loan Amount:  $350,000    Payment: $3,413.36/month
Interest Rate:  10% fixed rate     Amortization:  25 years
Due Date:  November, 2001          Assumption Fee:  $3,814
Projected Balance of Debt at time of Purchase: $338,977
Other:  Nonrecourse loan; no prepayment penalty

The financing on the 721 West Del Paso Road building is as follows:

Lender:  Heller First Capital Corp., Chicago, IL
Original Loan Amount:  $405,000      Payment:  $3,126/month
Interest Rate:  8% fixed rate        Amortization:  25 years
Due Date: June, 2018                 Assumption Fee: None
Projected Balance of Debt at Time of Purchase: $385,488
Other:  Nonrecourse; no prepayment penalty

Thus, in summary, the total amount of financing/assumption fees that the Company is paying in connection with the assumption of the above two loans is $3,814. The balance of the debt at time of purchase was $724,465 with the remaining cost of acquisition--including financing fees--being paid in cash ($1,107,849). The source of cash was funds received in connection with the sale of the Company's shares through April 30, 1996.

The purchase price was arrived at through arms-length negotiations with the Sellers.

General. The computation of depreciation for the Java City Property is based on the cost of the property, including Acquisition Fees and Acquisition Expenses. The allocation of the cost of the Property to various asset categories is estimated, based on allocations in the appraisal report. Depreciation is computed on a straight-line basis over the component useful life of the assets.


TYCOM PROPERTY, IRVINE, CALIFORNIA

On January 17, 1997, the Company acquired the investment described below (the "Tycom Property" or the "Property"). The funds to acquire the Tycom Property were available as the result of the sale of the Company's Shares in the current and previous offerings, and the receipt of proceeds from first trust deed mortgage financing provided by a bank in connection with the acquisition.

Description. The Tycom Property consists of a two story building, with underground parking, located at 17862 Fitch Street, Irvine, California. The Building site is in the southern part of Irvine, with access to Interstate 405 (San Diego Freeway) and State Highway 55 (Costa Mesa Freeway) and is within two miles of John Wayne Airport (the major commercial airport for Orange County).

The building is located on a site of approximately 92,783 square feet. Total building square footage is approximately 63,225 square feet (both floors), while the property has 164 striped parking spaces. These spaces are located both below the building in a subterranean parking level, and on the side of the building. The building was constructed using concrete footings foundation, and a combination of concrete tilt-up and wood frame construction walls, with a flat tar and gravel roof. The subject lot has been zoned "industrial" by the City of Irvine. The zoning is designed to preserve city land appropriate for industrial uses and to attract and preserve desirable manufacturing and research/development areas. The building is approximately twelve years old. There are substantial new tenant improvements that were substantially complete at time of acquisition that enhances the building for office usage. These improvements include improved air conditioning, Americans with Disabilities Act compliance, a complete fire sprinkler system, new electrical, new restrooms, and new carpet. After completion of the improvements, the building will be allocated to approximately 50% office, 30% research and development, and 20% manufacturing and storage.

The sole tenant of the Property is Tycom Corporation ("Tycom" or "the Tenant"). Tycom, a privately held company, is a manufacturer of drill bits and assorted items used by the semi-conductor and dental industries, and has been in business for approximately ten years. 1995 sales were $100 million, up from $60 million in 1994. The Tenant initially purchased this building and has invested $1.4 million in improvements and renovation. Tycom sold the building to Brutten/Reynolds/Shidler Investment Corp. ("the Seller") on December 19, 1996,
for an unknown value.   The Tenant began occupying the building December 19,
1996, at which time the provisions of the lease became effective.

The term of the lease is eleven years, and is intended to be a "triple-net" lease with the Tenant paying for virtually all taxes, insurance, utilities, and other operating costs of the Property. The base rent is $37,302.75 per month. Although the rent is fixed, there are provisions for annual rent increases over the life of the lease based on increases in the consumer price index. The Tenant has an option to extend the lease for an additional five years.

The Property is being acquired from an unrelated third party-- Brutten/Reynolds/Shidler Investment Corp. Several methods of economic analysis were used to determine the propriety of the purchase price, and economic feasibility of the property, prior to acquisition. A review of rental rates for similar size buildings and uses in the same general area revealed rates ranging from $.57 to $.72 per square foot--all on a triple net basis. The current monthly rate is set at $.59 per square foot, meaning that the Property is renting near the lowest rate available in this market for similar types of buildings. In addition, this Property is occupied by a quality tenant with a long-term lease in place. Given the fact that vacancy rates in the surrounding area range from 3% to 5%, the potential for higher rental rates per square foot is possible given the fact that the Property's current rental rate of $.59/square foot is considered to be on the low side. Comparable market listing and sales activity were also reviewed by the Advisor. These revealed the price per square foot for similar buildings in the area to range from $67 to $77 per square foot. The $73 per square foot that the Company is paying for the Property is reasonable, considering the approximately $1,400,000 in tenant improvements that the Tenant has invested into the Property, the eleven year lease term, and the credit quality of the tenant. (The $73/square foot figure does not include acquisition fees and expenses, which will increase the cost per square foot to $77).

In the opinion of the Advisor, the $4,625,000 that the Company paid for the Property is reasonable.

Property Operations. The Tycom Property is being managed by West Coast Realty Management, Inc. ("WCRM"), an affiliate of the Company. WCRM will charge the Company 3% of the gross rents collected as a management fee for managing the Property, as allowed by the Property Management Agreement. In the opinion of the Advisor, the Tycom Property is adequately insured. Although the tenant is obligated to pay property taxes, property tax in the first year is estimated to be $47,000 (approximately 1% of the sales price).

Terms of Purchase. Total consideration paid by the Company for the Tycom Property was $4,902,500. The total acquisition cost included $4,625,000 paid to the Seller, $10,825 in legal, appraisal, and closing costs, and a $266,675 Acquisition Fee payable to the Advisor. In addition, $37,303 was received from the Seller for the Tenant's security deposit.

Financing was utilized in connection with the acquisition of the Tycom Property. A short-term promissory note was provided by First National Bank of San Diego with the following terms:

Original Loan Amount:     $2,300,000
Interest Rate: Fixed at 9.25%  Term of Loan: One year
Amortization: Interest Only Payments
Monthly Payment: $17,729
Due Date:  February 1, 1998
Balance at One year Due Date:  $2,300,000
Other:  Nonrecourse; no pre-payment penalty; no finance costs or "points".

The Company plans on replacing this financing prior to the due date with a first trust deed mortgage from a bank with the following expected terms:

Original Loan Amount:  $2,300,000
Interest Rate:   Fixed at 140 basis points over the five year Treasury Rate
(rate would be approximately 7.65% currently).
Term of Loan: Five year term, with option to extend the loan for an additional three years using same interest formula, at not additional cost to the Company.
Amortization: Twenty-five years
Monthly Payment: $17,222 (estimated)
Balance at first three year Due Date (estimated):$2,113,653
Other: Nonrecourse; fully assumable for 1% fee; pre-payment penalty in fifth year only; all financing costs paid by the Seller.

Thus, in summary, the purchase was funded through $2,300,000 in new financing and $2,565,197 in cash raised from the sale of shares in the current and previous offerings (this includes assumption of the tenant's security deposit).

The purchase price was arrived at through arms-length negotiations with the Seller.

General. The computation of depreciation for the Tycom Property is based on the cost of the property, including Acquisition Fees and Acquisition Expenses. The allocation of the cost of the Property to various asset categories is estimated, based on allocations in the appraisal report. Depreciation is computed on a straight-line basis over the component useful life of the assets. Pro forma financial information is prepared based on information contained in the signed lease for the property, and assuming that the Seller-provided financing will be in place for one full year (even though the Company intends on replacing it prior to the due date with financing having more favorable terms).

The following amends the Index to Financial Statements on p. 74.

West Coast Realty Investors
 Audited Financial Statements
    Report of Independent Certified Public Accountants             ..F-1
    Balance Sheet as of December 31, 1996 and December 31, 1995......F-2
    Statements Of Income for the years ended December 31, 1996, 1995 and
         1994........................................................F-3
    Statements of Stockholders' Equity for the years ended December 31, 1996,
         1995, 1994................................................. F-4
    Statement of Cash Flows for the  years ended December 31, 1996, 1995 and
         1994 .......................................................F-5
    Summary of Accounting Policies.................................  F-7
    Notes to Financial Statements................................. ..F-9
    Schedule III--Real Estate and Accumulated Depreciation...........F-17
    Schedule IV--Mortgage Loans on Real Estate.......................F-19

Java City Property
Report of Independent Certified Public Accountants...................F-45
Summary of Historical Information Relating to Operating Revenues and
      and Specified Expenses.........................................F-46
Notes to Summary of Historical Information Relating to Operating Revenues
and Specified Expenses...............................................F-47
Estimated Twelve Month Pro Forma Statement of Taxable Operating Income
(unaudited)..........................................................F-48
Estimated Twelve Month Pro Forma Statement of Cash Available from
Operations (unaudited)...............................................F-48
Notes to Pro Forma Statements........................................F-49

Tycom Property
Report of Independent Certified Public Accountants...................F-51
Summary of Historical Information Relating to Operating Revenues and
Specified Expenses...................................................F-52
Notes to Summary of Historical Information Relating to Operating Revenues
and Specified Expenses...............................................F-53
Estimated Twelve Month Pro Forma Statement of Taxable Operating Income
(unaudited)..........................................................F-54
Estimated Twelve Month Pro Forma Statement of Cash Available from
Operations (unaudited)...............................................F-54
Notes to Pro Forma Statements........................................F-55

West Coast Realty Investors, Inc.
Pro Forma Statement of Income for the year ended December 31,
     1996 (unaudited).............................................. .F-57
Notes to Pro Forma Financial Statement for the year ended
     December 31, 1996 (unaudited)................................. .F-58
Pro Forma Balance Sheet as of December 31, 1996... ..................F-60
Notes to Pro Forma Balance Sheet................................... .F-61

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

West Coast Realty Investors, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of West Coast Realty Investors, Inc., as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity, and cash flows for each of the three years ended December 31, 1996, 1995 and 1994. We have also audited the schedules listed in the accompanying index. These financial statements and
schedules  are   the  responsibility   of  the   Company's  management.     Our
responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall
financial statement  presentation.   We  believe  that  our  audits  provide  a
reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Coast Realty Investors, Inc., at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

Also in our opinion, the schedules present fairly, in all material respects, the information set forth therein.


                                                BDO SEIDMAN, LLP
Los Angeles, California
February 28, 1997

                       WEST COAST REALTY INVESTORS, INC.
                                 BALANCE SHEETS


December 31,                                         1996              1995
ASSETS
Rental real estate, less accumulated
   depreciation (Notes 2 and 3)                  $21,118,203       $19,650,165
Cash and cash equivalents                          2,017,194         1,450,022
Accounts receivable                                  247,948           132,148
Loan origination fees, net of accumulated
amortization of $21,161 and $19,087                  102,622           119,969
Other assets                                          85,871            40,594

Total assets                                     $23,571,838       $21,392,898

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Accounts payable                                  $13,922           $25,419
   Due to related party (Note 4)                      46,285           167,314
   Dividends payable (Note 7)                        302,760           226,649
   Security deposits and prepaid rent                124,734           109,068
   Other liabilities                                 100,453            90,431
   Notes payable (Note 5)                         10,078,793         9,539,180

Total liabilities                                 10,666,947        10,158,061

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock, $.01 par-shares authorized,
5,000,000 shares issued, 1,550,607 and
1,322,404 outstanding in 1996 and 1995                15,506            13,224
 Additional paid-in capital                       13,861,763        11,771,030
 Retained earnings                                 (972,378)         (549,417)

Total stockholders' equity                        12,904,891        11,234,837

Total liabilities and stockholders' equity       $23,571,838       $21,392,898

[FN]
     See accompanying summary of accounting policies and notes to financial statements.

                       WEST COAST REALTY INVESTORS, INC.
                              STATEMENTS OF INCOME


Years ended December 31,                 1996           1995           1994
REVENUES
   Rental (Notes 2 and 3)             $2,377,530     $1,692,176       $802,614
   Interest                               97,097        120,950        100,553

                                       2,474,627      1,813,126        903,167

COSTS AND EXPENSES
   Operating                             302,858        169,679         96,637
   Interest expense                      880,978        620,031        302,124
   General and administrative            224,254        117,667         70,890
   Depreciation and amortization         360,901        256,144        118,238
   Loss on government securities             ---            ---         68,210

                                       1,768,991      1,163,521        656,099

NET INCOME                              $705,636       $649,605       $247,068

NET INCOME PER SHARE (Note 7)               $.49           $.58           $.35

[FN]
     See accompanying summary of accounting policies and notes to financial statements.


                        WEST COAST REALTY INVESTORS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1995

                                                       Additional   Distributions
                               Common        Stock       Paid-in     in Excess of
                               Shares       Amount        Capital      Earnings
BALANCE, January 1, 1994         562,885      $5,629      $5,038,512      (118,881)

Issuance of stock for cash,
net of costs and sales
commissions of $399,416          349,101        3,491      3,085,313            ---

Net income for the year              ---          ---            ---        247,068

Equity contribution by
Affiliates through expense
reimbursements (Note 4b)             ---          ---         17,622            ---

Dividends declared  ($.762
per share-Note 7)                    ---          ---            ---      (522,614)

BALANCE, December 31, 1994       911,986        9,120      8,141,447      (394,427)

Issuance of stock for cash,
net of costs and sales
commissions of $423,603          410,418        4,104      3,629,583            ---

Net income for the year              ---          ---            ---        649,605

Dividends declared  ($.72
per share-Note 7)                    ---          ---            ---      (804,595)

BALANCE, December 31, 1995     1,322,404       13,224     11,771,030      (549,417)

Issuance of stock for cash,
net of costs and sales
commissions of $246,599          228,203        2,282      2,046,672            ---

Net income for the year              ---          ---            ---        705,636

Equity contribution by
Affiliates through expense
reimbursements (Note 4b)             ---          ---         44,061            ---

Dividends declared  ($.779
per share-Note 7)                    ---          ---            ---    (1,128,597)

BALANCE, December 31, 1996     1,550,607      $15,506    $13,861,763     $(972,378)

[FN]
     See accompanying summary of accounting policies and notes to financial statements.


                        WEST COAST REALTY INVESTORS, INC.
                            STATEMENTS OF CASH FLOW

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


Years ended December 31,                   1996          1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                               $705,636      $649,605       $247,068
Adjustments to reconcile  net income
to net  cash  provided  by operating
activities:
  Depreciation and amortization           360,901       256,144        118,238
  Interest expense on amortization
      of loan origination fees             21,161        11,454          6,335
Increase (decrease) from changes in:
  Government securities                       ---     1,240,190        440,314
  Accounts receivable                   (115,800)      (62,784)       (19,001)
  Other assets                           (45,277)        30,469       (49,185)
  Accounts payable                       (11,497)        10,731         14,688
  Due to related party                  (121,029)       130,378       (16,412)
  Security deposits and prepaid rent       15,666        71,823         12,245
  Other liabilities                        10,022        35,133         36,900

Net  cash   provided   by  operating
activities                                819,783     2,373,143        791,190

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to rental real estate     (1,828,500)   (8,647,090)    (5,866,457)

Net cash (used in) investing
activities                            (1,828,500)   (8,647,090)    (5,866,457)



                       A WEST COAST REALTY INVESTORS, INC.
                        STATEMENTS OF CASH FLOW (CONT.)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


Years ended December 31,                          1996       1995         1994

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock, net     2,048,954  3,633,687    3,088,804

Equity contribution by Affiliates through
expense reimbursements                             44,061        ---       17,622
Dividends declared and paid                   (1,052,925)  (745,172)    (437,803)
Increase in notes payable                         755,000  4,469,647    2,800,000
Payments on notes payable                       (215,387)   (91,822)     (44,171)
Increase in loan origination fees                 (3,814)   (38,200)     (64,219)

Net cash provided by financing activities       1,575,889  7,228,140    5,360,233

NET INCREASE IN CASH AND CASH EQUIVALENTS         567,172    954,193      284,966

CASH AND CASH EQUIVALENTS, beginning of year    1,450,022    495,829      210,863

CASH AND CASH EQUIVALENTS,  end of year        $2,017,194 $1,450,022     $495,829

[FN]
     See accompanying summary of accounting policies and notes to financial statements.

                       WEST COAST REALTY INVESTORS, INC.
                         SUMMARY OF ACCOUNTING POLICIES


BUSINESS West Coast Realty Investors, Inc. (the "Company"), is a corporation formed on October 26, 1989 under the laws of the State of Delaware. The Company exits as a Real Estate Investment Trust ("REIT") under Sections 856 to 860 of the Internal Revenue Service Code. The Company has complied with all requirements imposed on REIT's for the 1996, 1995 and 1994 tax years; however qualification as a REIT for future years is dependent upon future operations of the Company. The Company was organized to acquire interests in income-producing residential, industrial, retail or commercial properties located primarily in California and the west coast of the United States. The Company intends to acquire property for cash on a moderately leveraged basis with aggregate mortgage indebtedness not to exceed fifty percent of the purchase price of all properties on a combined basis, or eighty percent individually and intends to own and operate such properties for investment over an anticipated holding period of five to ten years.

RENTAL REAL Assets are stated at lower of cost net realizable value. ESTATE AND Depreciation is computed using the straight-line method over DEPRECIATION their estimated useful lives of 31.5 to 39 years for financial and income tax reporting purposes.

               In the event  that facts  and circumstances indicate  that the
               cost  of  an   asset  may   be  impaired,  an   evaluation  of
               recoverability would  be  performed.    If  an  evaluation  is
               required,  the  estimated   future  undiscounted   cash  flows
               associated with the  asset would  be compared to  the carrying amount to  determine  if  a  write-down  to  market  value  is required.
RENTAL         Rental revenue is recognized  on a straight-line  basis to the
INCOME         extent that rental revenue is deemed collectible.  Where there is uncertainty of collecting higher scheduled rental amounts, due to the tendency of tenants to renegotiate their leases at lower amounts, rental income is recognized as the amounts are collected.

INVESTMENTS    The difference between  historical cost  and market  value are reported as unrealized gains or losses in the statements of income.

LOAN           Loan origination fees  are capitalized and  amortized over the
ORIGINATION    life of the loan.
FEES

CASH AND       The Company considers  cash in  the bank, liquid  money market
CASH           funds, and  all highly  liquid certificates  of  deposit, with
EQUIVALENTS    original maturities of  three months of  less, to  be cash and cash equivalents.

                       WEST COAST REALTY INVESTORS, INC.
                         SUMMARY OF ACCOUNTING POLICIES


USE OF         The preparation  of  financial statements  in  conformity with
ESTIMATES      generally accepted  accounting principles  requires management to make  estimates and  assumptions that  affect  the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts  of revenues and  expenses during the
               reporting period.    Actual results  could  differ  from those
               estimates.

               For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation. Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board (FASB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - GENERAL
On October 30, 1989, West Coast Realty Advisors, Inc. (the "Advisor"), purchased 1,000 shares of the Company's common stock for $10,000. On August 30, 1990, the Company reached its minimum initial offering funding level of $1,000,000. As of December 31, 1996 the Company has raised $15,479,714 in capital.

Sales commissions and wholesaling fees, representing 7% of the gross proceeds from the sale of common shares, were paid to Associated Securities Corp. ("ASC"), a member of the National Association of Securities Dealers, Inc. ("NASD") and an affiliate of the Advisor.

Dividends are declared and accrued based approximately upon the previous quarter's income from operations before depreciation and amortization.

NOTE 2 - RENTAL PROPERTIES

The Company owns the following income-producing properties
                                                                ORIGINAL
LOCATION (PROPERTY NAME)          DATE PURCHASED             ACQUISITION
                                                                    COST

Huntington Beach, California
(Blockbuster)                    February 26, 1991           $ 1,676,210
Fresno, California                 May 14, 1993                1,414,893
Huntington Beach, California
(OPTO-22)                       September 15, 1993             2,500,001
Brea, California                   March 4, 1994               2,248,343
Riverside, California            November 29, 1994            3,655,500
Tustin, California
(Safeguard)                        May 22, 1995               4,862,094
Fremont, California
(Technology Drive)               October 31, 1995              3,747,611
Sacramento, California
(Java City)                       August 2, 1996               1,828,500

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 2 - RENTAL PROPERTIES (CONTINUED)
The major categories of property are:

DECEMBER 31,                         1996                  1995

Land                                  $  7,401,126          $  6,586,920
Buildings and improvements              14,532,025            13,517,732

                                        21,933,151            20,104,652
Less accumulated depreciation              814,948               454,487

Net rental properties                $  21,118,203         $  19,650,165


A significant portion of the Company's rental revenue was earned from tenants whose individual rents represented more than 10% of total rental revenue.
Specifically:

Five tenants accounted for 23%, 19%, 18% , 12% and 10%, respectively, in 1996; Four tenants accounted for 24%, 20%, 15% and 10%, respectively, in 1995;
Four tenants accounted for 29%, 18%, 17% and 14%, respectively, in 1994;

The following unaudited pro forma information are presented to illustrate the effect of the three properties acquired in during 1996 and 1995, as discussed above, and the property acquired in 1997, as discussed in Note 10, as if the acquisitions occurred on January 1st of each year presented.

PRO FORMAS FOR THE YEARS               1996                    1995
          ENDED
      DECEMBER 31,

Revenues:
   Rental Income                    $  2,948,961            $  2,851,554
   Interest                                7,097                     950

                                       2,956,058               2,852,504
Costs and Expenses:
Operating                                320,171                 214,359
Interest                               1,130,255               1,032,764
General & Administrative                 224,254                 117,667
Depreciation & Amortization              551,399                 553,696

                                       2,226,079               1,918,486

Net Income                              $729,979                $934,018

Net Income per Share                       $0.45                   $0.54

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 3- FUTURE MINIMUM RENTAL INCOME

As of December 31, 1996, future minimum rental income under the existing leases that have remaining noncancelable terms in excess of one year are as follows:

                                        DECEMBER 31,1996

      1997 .................................$2,123,959
      1998 ..................................2,037,591
      1999 ..................................1,976,664
      2000 ..................................1,864,724
      2001 ..................................1,771,212
      Thereafter .......................... 15,255,711

      Total                                $25,029,861


Future minimum rental income does not include lease renewals or new leases that may result after a noncancelable-lease expires.

NOTE 4 - RELATED PARTY TRANSACTIONS

The Advisor has an agreement with the Company to provide advice on investments and to administer the day-to-day operations of the Company. At December 31, 1996, the Advisor owned 22,556 shares of the Company. Property management services for the Company's properties are provided by West Coast Realty Management, Inc. ("WCRM"), an affiliate of the Advisor.

Certain officers and directors of the Company are also officers and directors of the Advisor and its affiliates.

The following related party transactions are included in the statement of income

     (a) In accordance with the advisory agreement, syndication fees earned by the Advisor totaled $82,864, $150,429 and $173,874 in 1996, 1995 and 1994.

     (b) Overhead expenses reimbursed to the Advisor totaled $12,000, $12,000 and $2,000 in 1996, 1995 and 1994. In 1994, the Advisor waived $10,000 of these costs which are included in additional paid-in capital.

     (c) Sales commissions paid in accordance with the selling agreement to ASC totaled $163,735, $301,706 and $172,098 for 1996, 1995 and 1994.

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 4 - RELATED PARTY TRANSACTIONS (CONTINUED)

     (d) Acquisition fees related to the purchase of real estate totaled $78,177, $444,795 and $320,006 in 1996, 1995 and 1994 (Note 2). These fees are split, in accordance with the advisory agreement, between the Advisor and an affiliate.

     (e) Property management fees earned by WCRM totaled $84,749, $46,947 and $24,077 in 1996, 1995 and 1994. In 1994, WCRM waived $7,622 in property management fees.

     (f) Advisory fees earned  by WCRA  totaled $74,361  in 1996.   WCRA  waived
     collection of $44,061 of these fees which are included in additional paid-in capital.

     (g)  The Corporation had related party accounts payable as follows:


DECEMBER 31,                              1996                1995

    Associated Financial Group          $         ---              $ 40,143
    Associated Securities Corp.                   396                   ---
    West Coast Realty Management               24,839                15,369
    West Coast Realty Advisors                 21,050               111,802

                                              $46,285              $167,314


NOTE 5 - NOTES PAYABLE

Notes payable are made up of the following:

DECEMBER 31,                                             1996        1995

8.25% promissory note secured by a Deed of Trust
on the Fresno Property, monthly principal and interest
payments are $5,244 due August 1, 2003 ................$ 628,471  $ 639,182

Variable rate promissory note secured by a Deed
of Trust on the OPTO-22 property, interest rate
adjustments are monthly and are based on the 11th
District cost of funds rate plus 3% (7.835% at
December 31, 1996), and may never go below 6.5%
or above 11.0%, monthly principal and interest
payments are $12,723, due October 1, 2003 ............1,708,362   1,721,993

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 5 - NOTES PAYABLE (CONT.)

DECEMBER 31,                                            1996         1995

8.25% promissory note secured by a Deed of Trust on
the Blockbuster property, interest rate adjusts
to the 5-year Treasury rate plus 350 basis points
on February 1, 1999, monthly principal and interest
payments are $4,934, due February 1, 2004 ..............$569,132   $579,923

9.25% promissory note secured by a Deed of Trust
on the Riverside property, monthly principal and
interest payments are $9,988, due November 8, 2004 ....1,177,055  1,185,778

Variable rate promissory note secured by a Deed of Trust
on the Brea property, interest rate is 9.5% until March 1,
2000 (and each succeeding March 1st) when interest rate
adjusts to the Moody's corporate bond index daily rate
plus 0.125%, monthly principal and interest payments
vary depending upon interest rates and are currently
$8,737, due March 1, 2020 ...............               981,338     992,379

9.625% promissory note secured by a Deed of Trust
on the Safeguard property, monthly principal and
interest payments are $24,191, due February 1,
2005 ........................                        2,155,575    2,234,231

8.24% promissory note secured by a Deed of Trust
on the Fremont property, interest rate equaled the 20-year
Treasury rate plus 1.65% at loan closing, monthly principal
and interest payments are currently $18,898, due
August 1, 2015 ..........................            2,140,311    2,185,694

10% promissory note secured by a Deed of Trust on the
Java City property, monthly principal and interest payments
are $3,413, due November 1, 2001...............       336,272           ---

8% promissory note secured by a Deed of Trust on the
Java City property, monthly principal and interest payments
are $3,126, due June 1, 2018....                      382,277           ---

                                                  $10,078,793    $9,539,180

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 5 - NOTES PAYABLE (CONT.)

The above carrying amounts with the exception of the note on the Fresno property are reasonable estimates of fair values of notes payable based on current lending rates in the industry for mortgage loans with similar terms and maturities. The fair value of the Fresno note is approximately $580,000 calculated by discounting the expected future cash outflows on the note to the present based on a current lending rate of 10%, which is the approximate industry lending rate on properties of this type in this location. The aggregate annual future maturities at December 31, 1996 are as follows:

      YEAR ENDING                        DECEMBER 31, 1996

      1997 ..................................$210,320
      1998 .........................          228,391
      1999 .........................          248,287
      2000 ................................   269,435
      2001 ................................   582,090
      Thereafter ...................        8,540,268

      Total                               $10,078,793



NOTE 6 - DIVIDEND REINVESTMENT PLAN

The Company has established a Dividend Reinvestment Plan (the "Plan") whereby cash dividends will, upon election of the shareholders, be used to purchase additional shares of the Company. The shareholders' participation in the Plan may be terminated at any time.

NOTE 7 - NET INCOME AND DIVIDENDS PER SHARE

Net Income Per Share was computed using the weighted average number of outstanding shares of 1,447,366, 1,117,494 and 706,684 for 1996, 1995 and 1994.
Dividends declared during 1996 were as follows:

                      OUTSTANDING           AMOUNT             TOTAL
RECORD DATE              SHARES            PER UNIT           DIVIDEND

January 1, 1996        1,325,404            0.0600             $79,524
February 1, 1996       1,371,794            0.0600              82,308
March  1, 1996         1,401,664            0.0600              84,100
April 1, 1996          1,413,736            0.0666              94,155
May 1, 1996            1,445,236            0.0666              96,253
June 1, 1996           1,448,836            0.0666              96,492
July 1, 1996           1,448,836            0.0666              96,492
August 1, 1996         1,448,836            0.0666              96,492
September 1, 1996      1,498,246            0.0666              99,784
October 1, 1996        1,498,246            0.0666              99,784
November 1, 1996       1,500,651            0.0666              99,943
December 1, 1996       1,550,607            0.0666             103,270

TOTAL                                                       $1,128,597

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 7 - NET INCOME AND DIVIDENDS PER SHARE (CONTINUED)

Dividends declared during 1995 were as follows:

                      OUTSTANDING           AMOUNT             TOTAL
RECORD DATE              SHARES            PER UNIT           DIVIDEND

January 1, 1995          911,986           $0.060             $54,719
February 1, 1995         945,136            0.060              56,708
March 1, 1995          1,009,084            0.060              60,545
April 1, 1995          1,069,217            0.060              64,153
May 1, 1995            1,109,374            0.060              66,562
June 1, 1995           1,109,874            0.060              66,592
July 1, 1995           1,116,891            0.060              67,013
August 1, 1995         1,151,911            0.060              69,115
September 1, 1995      1,204,517            0.060              72,271
October 1, 1995        1,225,398            0.060              73,524
November 1, 1995       1,261,859            0.060              75,712
December 1, 1995       1,294,683            0.060              77,681


TOTAL                                                        $804,595


Dividends declared during 1994 were as follows:

                      OUTSTANDING           AMOUNT             TOTAL
RECORD DATE              SHARES            PER UNIT           DIVIDEND

January 1, 1994           562,888          $0.058             $32,648
February 1, 1994          568,404           0.060              34,104
March 1, 1994             590,966           0.062              36,640
April 1, 1994             610,195           0.063              38,442
May 1, 1994               620,421           0.064              39,707
June 1, 1994              637,315           0.065              41,426
July 1, 1994              637,315           0.065              41,426
August 1, 1994            688,203           0.065              44,733
September 1, 1994         747,876           0.065              48,612
October 1, 1994           811,034           0.065              52,717
November 1, 1994          844,800           0.065              54,913
December 1, 1994          880,700           0.065              57,246

TOTAL                                                        $522,614

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 7 - NET INCOME AND DIVIDENDS PER SHARE (CONTINUED)

Dividends are paid in the fiscal quarter following the record date.

The Company has followed the practice of making distributions to shareholders in amounts approximately equal to its cash basis net income. Since cash flows are sheltered from tax by depreciation and amortization expense, distributions to shareholders are in excess of net income. Accordingly, certain distributions result in a nontaxable return of capital. Distributions per beneficial share are reportable by shareholders on their individual income tax returns as shown below:

YEARS ENDED DECEMBER 31,      1996         1995        1994

Taxable ordinary income       $0.487     $0.549       $0.469
Nontaxable return of capital   0.292      0.171        0.270

                             $0.779       $0.720      $0.739


NOTE 8 - TAXES ON INCOME

For the taxable years 1996 and 1995, the Company elected to be treated as a REIT on the filings of the 1996 and 1995 tax returns and will elect the same for 1997.

NOTE 9 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

The Company had a noncash financing activity related to unpaid dividends declared of $302,996, $226,649 and $164,876 for 1996, 1995 and 1994.

Cash paid for interest during the year ended December 31, 1996, 1995 and 1994 was $857,042, $569,746 and $277,288.

NOTE 10 - SUBSEQUENT EVENTS

(a) From January 2 to January 14, 1997, a total of $1,179,423 in proceeds from the sale of shares in the Company's current offering was released from an escrow account, and 117,987 shares were issued to investors.

(b) On January 17, 1997, the Company acquired an industrial building located in Irvine, California for $4,902,500. The acquisition was accomplished with use of $2,300,000 in debt financing, and the remainder with proceeds from the Company's current offering.

(c) On January 15, 1997, the Company paid dividends totaling $302,997 ($0.0666 per share per monthly record date), payable to shareholders of record on October 1, November 1, and December 1, 1996, respectively (Note 7).


                       WEST COAST REALTY INVESTORS, INC.
            SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

INFORMATION REQUIRED BY RULE 12-28 IS AS FOLLOWS:

                                                                  Gross Amount at                                         Life on
                                              Cost                       which                                              which
                           Initial Cost    Capitalized               Carried at Close of
                                                                       Period
                                            Subsequent
                                   Building     To              Building                                                Depreciation
                                      &     Acquisition                &                               Year               Computed
                                   Improve-   Improve-            Improve-     Total   Accumulated Construction  Date     Building/
Description  Emcumbrances  Land      ments      ments      Land      ments      Cost  Depreciation   Completed Acquired Improvements
Retail
Building,
Huntington
Beach, CA       569,132   1,005,965   670,245     0      1,005,965   670,245    1,676,210   125,015      1991     2/91       31.5

Retail
Building,
Shopping
Center,
Fresno, CA      628,471     553,648   861,245     0        553,648   861,245    1,414,893    80,056      1993     5/93       39.0

Industrial
Building
Huntington
Beach,
CA            1,708,362   1,132,159  1,367,842    0       1,132,159  1,367,842  2,500,001    115,450     1976     9/93       39.0

Industrial
Building
Brea, CA        981,338     808,423  1,439,920    0         808,423  1,439,920  2,248,343    104,617     1989     3/94       39.0

Entertainment
Center
Riverside, CA 1,177,055     768,667  2,886,833    0         768,667  2,886,833  3,655,500    154,215     1994     11/94      39.0

Office
Building
Tustin, CA    2,155,575   1,089,796  3,772,298    0       1,089,796  3,772,298  4,862,094    153,145     1986     5/95       39.0

Light
Industrial
Bldg,         2,140,311   1,228,262  2,519,349    0       1,228,262  2,519,349  3,747,611     72,683     1993     10/95      39.0
Fremont, CA

Light
Industrial
Bldg,           336,272     489,182    609,397    0         489,182    609,397  1,098,579      5,868     1988      8/96      39.0
Sacramento,
CA

Light
Industrial
Bldg,           382,277     325,024    404,896    0         325,024    404,896    729,920      3,899     1988      8/96      39.0
Sacramento,
CA

TOTAL        10,078,793   7,401,126 14,532,025    0        7,401,126 14,532,025  21,933,151   814,948


                       WEST COAST REALTY INVESTORS, INC.
      SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

                               DECEMBER 31, 1996

A reconciliation of the total cost for the years ending
December 31, 1994, 1995 and 1996 follows:

Balance at January 1, 1994..         $ 5,591,104
1994 Additions .............           5,866,457

Balance at December 31, 1994          11,457,561
1995 Additions ..............          8,647,091

Balance at December 31, 1995.         20,104,652
1996 Additions ..............          1,828,500

Balance at December 31, 1996         $21,933,152


A reconciliation of accumulated depreciation for the years ending
December 31, 1994, 1995 and 1996 follows:

Balance at January 1, 1994....       $    85,210
1994 Depreciation ............           115,372

Balance at December 31, 1994 .           200,582
1995 Depreciation ............           253,905

Balance at December 31, 1995 .           454,487
1996 Depreciation ............           360,461
Balance at December 31, 1996 .        $  814,948

                       WEST COAST REALTY INVESTORS, INC.
                  SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE

                               DECEMBER 31, 1996

INFORMATION REQUIRED BY RULE 12-29 IS AS FOLLOWS:

                           Final    Periodic                              Delinquent
                Interest Maturity   Payment   Prior    Face     Carrying  Principal/
Description       Rate     Date      Terms    Liens   Amount     Amount   Interest
Retail Building                      Equal
                                    Monthly
Fresno, CA       8.25%   8/1/2003   Payments  None     $665,000  $628,471   None
First Deed of                          to
Trust                               Maturity
                                    Balloon
                                    Payment
                                      due
                                     8/2003

Industrial                          Variable
Building                            Monthly
Huntington      Variable 10/1/2003  Payments  None   $1,750,000 $1,708,362  None
Beach,                                 to
California                          Maturity
First Deed of                       Balloon
Trust                               Payment
                                      due
                                    10/2003

Retail Building                     Variable
Huntington Beach,                    Monthly
California      Variable 2/1/2004   Payments  None     $600,000  $569,132   None
First Deed of                          to
Trust                               Maturity;
                                     25 yr.
                                  Amortization;
                                    Balloon
                                    Payment
                                      due
                                     2/2004

Industrial                          Variable
Building                             Rate;
Brea, CA        Variable 3/1/2020    25 yr    None   $1,000,000  $981,338   None
First Deed of                    Amortization;
Trust

Entertainment Center                Equal
Riverside, CA                      Monthly
First Deed of    9.25%   11/8/2004 Payments;  None   $1,200,000 $1,177,055  None
Trust                             Amortized
                                    over 28
                                      yrs,
                                   3 months;
                                    Balloon
                                    Payment
                                      due
                                    11/2004

Office Building                      Fixed
Tustin, CA                           Rate;
First Deed of   9.625%  2/2/2005   15 year   None   $2,300,000  $2,155,575  None
Trust                             Amortization;
                                    Balloon
                                    Payment
                                      due
                                     2/2005

Light                                Fixed
Industrial                          Monthly
Bldg. Fremont
CA. First Deed  8.240%  8/1/2015   Payments  None   $2,200,000  $2,140,311  None
of Trust                           20 years
                                 Amortization

Light                                Fixed
Industrial                          Monthly
Bldg.
Sacramento, CA  10.000%  11/1/2001  Payments  None     $350,000  $336,272   None
First Deed of Trust                 25 years
                                 Amortization

Light                                Fixed
Industrial                          Monthly
Bldg.
Sacramento, CA   8.000%  6/1/2018   Payments  None     $405,000  $382,277   None
First Deed of Trust                 25 years
                                   Amortization

                                                     10,470,000  10,078,793


                       WEST COAST REALTY INVESTORS, INC.
                  SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE

                           DECEMBER 31, 1996 (CONT.)

A reconciliation of mortgage loans payable for years ending December 31, 1994, 1995, and 1996 follows:

Balance at January 1, 1994                     2,405,526
1994 Additions                                 2,800,000
1994 Paydowns                                   (44,171)

Balance at December 31, 1994                   5,161,355
1995 Additions                                 4,469,647
1995 Paydowns                                   (91,822)

Balance at December 31, 1995                   9,539,180
1996 Additions                                   755,000
1996 Paydowns                                  (215,387)

Balance at December 31, 1996                 $10,078,793

                          INDEPENDENT AUDITORS' REPORT



Shareholders
West Coast Realty Investors, Inc.

We have audited the accompanying summary of historical information relating to operating revenues and specified expenses of 717 and 721 West Del Paso Road (the Property) for the three months ended March 31, 1996 and for the year ended December 31, 1995. These financial statements are the responsibility of 717 and 721 West Del Paso's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the summary of historical information relating to operating revenues and specified expenses is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the summary of historical information relating to operating revenues and specified expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall summary relating to operating revenues and specified expenses presentation.
We believe our audits provide a reasonable basis for our opinion.

The accompanying summary of historical information relating to operating revenues and specified expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and excludes certain material expenses, described in Note 2, that would not be comparable to those resulting from the proposed future operations of the Property.

In our opinion, the summary of historical information relating to operating revenues and specified expenses referred to above presents fairly, in all material respects, the operating revenues and specified expenses, exclusive of expenses described in Note 2, of the Property for the three months ended March 31, 1996 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.


HUNNICUTT OKAMOTO & ASSOCIATES

May 21, 1996
Woodland Hills, California

                         717 AND 721 WEST DEL PASO ROAD

                 SUMMARY OF HISTORICAL INFORMATION RELATING TO
                    OPERATING REVENUES AND SPECIFIED EXPENSES

                   For the Three Months Ended March 31, 1996
                                      and
                          Year Ended December 31, 1995

                                              Three
                                              Months           Year
                                              Ended            Ended
                                              March 31,     December 31,
                                               1996             1995
                                          ------------       ------------
Operating Revenues:

          Rental income                  $  45,219          $ 176,815

          Total operating revenue           45,219            176,815


Specified Expenses:

     Operating expenses                     2,700                170
     Interest expense                      15,985             63,931

    Total specified expenses               18,685             64,101

     Excess of operating revenues
     over specified expenses              $26,534           $112,714

[FN]
                      See accompanying notes to summary of
                             historical information

                         717 and 721 WEST DEL PASO ROAD
             NOTES TO SUMMARY OF HISTORICAL INFORMATION RELATING TO
                   OPERATING REVENUES AND SPECIFIED EXPENSES


NOTE 1 - THE PROPERTY

717 and 721 West Del Paso Road (the Property) is comprised of two adjacent single story light industrial buildings located in the city of Sacramento, California. The two properties are located in the same industrial park. The 717 West Del Paso Road property has a rental area approximating 11,200 square feet. The 721 West Del Paso Road property has a rental area approximating 8,640 square feet. Both properties are currently leased to Java City, a California corporation. The owners of the Property are also shareholders of the corporate tenant. Both leases have lease terms expiring in 2003. The lease agreements provide that specified expenses including insurance, repairs and maintenance and property taxes of the Property are paid by the lessee. However, the lease of 721 West Del Paso Road provides that the lessor shall keep the foundation, roof and structural portions of the exterior walls in good order, condition and repair. During the three months ended March 31, 1996 and the year ended December 31, 1995 the lessor incurred $2,700 and $170, respectively in roof repairs to the 721 West Del Paso Road property. These specified expenses incurred by the Property are included as operating expenses in the accompanying summary.

Minimum rental income, under the existing leases, is $183,800, $191,200, $198,800, $206,800, $215,100, $223,700 for the years ended December 31, 1996 through December 31, 2001 and $371,500 for years thereafter.

The Property is expected to be acquired by West Coast Realty Investors, Inc. in
July 1996.   The property is expected to be acquired subject to the assumption of two promissory notes. The first note has an outstanding balance of approximately $341,800 as of March 31, 1996 and is due in 2001. The note rate is 10%. Interest expense incurred during the three months ended March 31, 1996 and the year ended December 31, 1995 and during was $8,654 and $33,640, respectively.

The second note has an outstanding balance of approximately $387,900 as of March 31, 1996 and is due in 2018. The note rate is 8%. Interest expense incurred during the three months ended March 31, 1996 and during the year ended December 31, 1995 was $7,331 and $30,291, respectively.

NOTE 2 - BASIS OF PRESENTATION

The summary of historical information relating to operating revenues and specified expenses of the Property excludes the following items, which are not comparable to the future operations of the Property under the ownership of West Coast Realty Investors, Inc.

     (a) Depreciation of buildings, improvements and equipment
     (b) Nonrecurring income and expenses

Rental income is recognized when earned and expenses are recognized when incurred.


                       West Coast Realty Investors, Inc.
Estimated Twelve Month Pro Forma Statement of Taxable Operating Income (Note 1)
                   Based on Acquisition of Java City Property



                                           Java City
                                           Property
                                            Audited
                              Historical   Financial
                               Operating    Results
                              Results for   for the   Pro Forma       Estimated
                                 WCRI     period ended                   Pro
                             December 31,  December  Adjustments        Forma
                                 1996      31, 1995    (note 2)        Results
REVENUE:
  Rental Income                $2,377,530    $176,815  $(53,017) (a) $2,501,328
  Interest Income                  97,097               (36,000) (b)     61,097

                                2,474,627     176,815   (89,017)      2,562,425


COSTS AND EXPENSES:
Operating                         302,858         170      3,714 (c)    306,742
Interest                          880,978      63,931   (27,402)        917,507
General and Administrative        224,254                               224,254
Depreciation and Amortization     360,901                 13,674 (d)    374,575

                                1,768,991      64,101   (10,014)      1,823,078

Taxable Operating Income         $705,636    $112,714  $(79,003)       $739,347


                               WEST COAST REALTY INVESTORS, INC.
                    STATEMENT OF CASH AVAILABLE FROM OPERATIONS (NOTE 1)

Pro Forma Taxable Net Operating Income      $739,347

Add:  Depreciation                           374,575

Pro Forma Cash Available from Operations  $1,113,922

[FN]
          See accompanying notes to pro forma financial statements

                       WEST COAST REALTY INVESTORS, INC.
                               JAVA CITY PROPERTY
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 -- BASIS OF PRESENTATION

The preceding unaudited pro forma statements are based on information obtained from the lease and Agreement to Purchase documents pertaining to the property located at 717 and 721 West Del Paso Road, Sacramento, California (the "Java City Property" or the "Property").

The pro forma statements use the audited financial statements for the year ended December 31, 1996 as a base for preparing the estimated pro forma operations for the Property during its first full year of operations. The Property's current tenant, Cucina Holdings, Inc. (doing business as Java City), leases the space in the two separate buildings. The leases on both buildings expire October 31, 2003. The leases are triple net in nature.

The pro forma results reflect a full year of operations for the Property assuming that it was acquired January 1, 1996. They contain certain adjustments which are expected to be incurred in the Property's first year of operations.

There can be no assurance that the foregoing results will be obtained.

The Company acquired the property from a party who is also the President of Cucina Holdings, Inc. The Company is unaware of any material factors which would cause the reported financial information not to be indicative of future operating results.

NOTE 2 - PRO FORMA ADJUSTMENTS

The significant pro forma adjustments are as follows:

(a) To adjust rental income to reflect only a full year of rental income. $88,450 in rental income from August 2, 1996 (date of acquisition) to December 31, 1996 is already included in the Historical Operating Results for WCRI for the year ended December 31, 1996. In calculating this amount, the total remaining minimum monthly rent from January 1, 1995 to October 31, 2003 is recognized on a straight-line basis in accordance with generally accepted accounting principles.

(b) To eliminate interest income not earned due to assumed application of funds toward purchase of Java City Property.

(c) To reflect approximate property management fees of 3% of rental income in the first year of the lease for the period prior to acquisition (January 1 to August 1, 1996).

                       WEST COAST REALTY INVESTORS, INC.
                               JAVA CITY PROPERTY
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

(d) To adjust interest expense to reflect a full year of expense.

(e) To adjust depreciation expense for amount that pertains to the period January 1, to August 1, 1996.

                         INDEPENDENT AUDITORS' REPORT




Shareholders
West Coast Realty Investors, Inc.

We have audited the accompanying summary of historical information relating to operating revenues and specified expenses of Tycom Property (the Property)
for the period January 12, 1996 to December 17, 1996.   These financial
statements are the responsibility of Tycom Property's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the summary of historical information relating to operating revenues and specified expenses is free of material misstatement.
An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the summary of historical information relating to
operating revenues and specified expenses.   An audit also includes assessing
the accounting principles used and significant estimates made by management, as well as evaluating the overall summary relating to operating revenues and
specified expenses presentation.   We believe our audit provides a reasonable
basis for our opinion.

The accompanying summary of historical information relating to operating revenues and specified expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and excludes certain material expenses, described in Note 2, that would not be comparable to those resulting from the proposed future operations of the Property.

In our opinion, the summary of historical information relating to operating revenues and specified expenses referred to above presents fairly, in all material respects, the operating revenues and specified expenses, exclusive of expenses described in Note 2, of the Property for period January 12, 1996 until December 17, 1996 in conformity with generally accepted accounting principles.





January 17, 1997
Woodland Hills, California

                                 TYCOM PROPERTY
                 SUMMARY OF HISTORICAL INFORMATION RELATING TO
                   OPERATING REVENUES AND SPECIFIED EXPENSES
              For the Period January 12, 1996 to December 17, 1996





Operating Revenues:

     Rental income                                    $  ---------
     Total operating revenue                             ---------

Specified Expenses:

     Operating expenses                                   19,800
                                                         ---------
     Total specified expenses                             19,800
                                                         ---------
     Excess of specified expenses
      over operating revenues                            $(19,800)
                                                         =========

[FN]

                      See accompanying notes to summary of
                             historical information

                                 TYCOM PROPERTY
             NOTES TO SUMMARY OF HISTORICAL INFORMATION RELATING TO
                   OPERATING REVENUES AND SPECIFIED EXPENSES



NOTE 1 - The Property

The Tycom Property  (the Property)  is comprised of  a two  story building  with
underground parking  located in  the  city of  Irvine,  California.   The  Tycom
Property has a rental area approximating 63,255 square feet.

The sole  tenant  of the  Property  is  Tycom Corporation.    Tycom  Corporation
acquired the Property in January 1996.   The Property was vacant prior to  Tycom
Corporation's acquisition.

Tycom Corporation substantially improved the Property subsequent to acquisition. Tycom Corporation did not occupy the Property until on or about December 17, 1996 when Tycom Corporation sold the property to an unrelated third party
(Seller) and entered into a lease agreement to occupy the Property under an eleven year term. Accordingly, the management of the Property from January 12, 1996 until December 17, 1996, Tycom Corporation, did not incur any operating revenues or specified expenses of the Property other than utility expenses. The utility expenses are shown as operating expenses on the accompanying summary of historical information relating to operating revenues and specified expenses .

The lease agreement entered into between Tycom Corporation and the Seller, among other things, provides minimum rental income of $298,422, $447,633, $447,633, $447,663, $447,663, for the years ended December 31, 1997 through December 31, 2001 and $2,704,450 for years thereafter.

The Property was acquired by West Coast Realty Investors, Inc. in January 1997 from the Seller.

NOTE 2 - Basis of Presentation

The summary of historical information relating to operating revenues and specified expenses of the Property excludes the following items, which are not comparable to the future operations of the Property under the ownership of West Coast Realty Investors, Inc.

     (c) Interest expense on mortgages
     (b) Depreciation of buildings, improvements and equipment
     (c) Nonrecurring income and expenses

Rental income is recognized when earned and expenses are recognized when incurred.

                       WEST COAST REALTY INVESTORS, INC.

              ESTIMATED UNAUDITED TWELVE MONTH PRO FORMA STATEMENT
                       OF TAXABLE OPERATING COME (NOTE 1)

                 BASED ON THE ACQUISITION OF THE TYCOM PROPERTY


                      Historical      Tycom     Pro Forma        Estimated
                       Operating   Property---  Adjustments      Pro Forma
                        Results      Audited     (Note 2)         Results
                       for WCRI     Financial
                       December    Results For
                       31, 1996    the Period
                                   January 12,
                                     1996 to
                                  December 17,
                                      1996
REVENUE:

  Rental Income        $2,377,530                $477,633  (a)   $2,825,163
  Interest Income          97,097                (90,000)  (b)        7,097

                        2,474,627                 280,725         2,832,260

COSTS AND EXPENSES:
  Operating               302,858    19,800        13,429  (c)      316,287
                                                 (19,800)  (f)
  Interest                880,978                 212,748  (d)    1,093,726
  General and
Administrative            224,254                                   224,254
  Depreciation and
Amortization              360,901                 176,824  (e)      537,725

                        1,768,991    19,800       383,201         2,171,992

  Taxable Operating      $705,636   $(19,800)   $(25,568)          $660,268
       Income

                          WEST COAST REALTY INVESTORS, INC.
         UNAUDITED STATEMENT OF CASH AVAILABLE FROM OPERATIONS (NOTE 1)

Pro Forma Taxable Net Operating Income              $660,268
Add: Depreciation                                    537,725

Pro Forma Cash Available from                     $1,197,993
Operations

[FN]
      See accompanying noted to unaudited pro forma financial statements.

                       WEST COAST REALTY INVESTORS, INC.
                                 TYCOM PROPERTY
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 -- BASIS OF PRESENTATION

The preceding unaudited pro forma statements are based on information obtained from the lease and Agreement to Purchase documents pertaining to the property located at 17862 Fitch Street, Irvine, California (the "Tycom Property" or the "Property").

The pro forma statements use the audited financial statements for the period from January 18, 1996 to December 18, 1996 as a base for preparing the estimated pro forma operations for the Property during its first full year of operations. The Property's current tenant, Tycom Corporation, leases 100% of the space in the building. The lease on the building expires December, 2007. The lease is triple net in nature.

The pro forma results reflect a full year of operations for the Property assuming that it was acquired January 1, 1996. They contain certain adjustments which are expected to be incurred in the Property's first year of operations.

There can be no assurance that the foregoing results will be obtained.
The Company acquired the property from a third party. The Company is unaware of any material factors which would cause the reported financial information not to be indicative of future operating results.



NOTE 2 - PRO FORMA ADJUSTMENTS


The significant pro forma adjustments are as follows:

(a) To reflect a full year's worth of rental income per provisions of the lease with the Property's tenant. In calculating the amount, the total remaining minimum monthly rent from December 1996 to December, 2007 is recognized on a straight-line basis in accordance with generally accepted accounting principles.

(b) To eliminate interest income not earned due to assumed application of funds toward purchase of Tycom Property.

(c) To reflect approximate property management fees of 3% of rental income in the first year of the lease.

                       WEST COAST REALTY INVESTORS, INC.
                                 TYCOM PROPERTY
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)


(d) To reflect interest expense incurred in connection with debt on the Tycom property.

(e) The computation of depreciation is based on the cost of the Property including estimated Acquisition Fees and Expenses, and is for the initial twelve months subsequent to the purchase. The allocation of the cost of the property to the various asset categories and lives is based on the allocations contained in the final appraisal report for the Property. Depreciation has been computed on a straight-line basis over the component useful life of the assets.

                     DEPRECIABLE LIFE           COST             DEPRECIATION
Building &                   39               $1,932,500            $49,551
Improvements
Tenant Improvements          11                1,400,000            127,273
Land                      -------              1,570,000            --------

                                             $ 4,902,500            $176,824


(f) To eliminate operating expenses incurred in period prior to ownership since this lease is triple-net in nature.

                       WEST COAST REALTY INVESTORS, INC.
                         PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

INTRODUCTION

     The following unaudited pro forma finanancial statement is presented to illustrate the acquisition of the Java City and Tycom Properties as described in this offering, on the results of operations of the Company.

     The unaudited pro forma statement of income has been prepared as if all the aforementioned properties had been occupied by their respective tenants on January 1, 1996.

     The unaudited pro forma financial statements are not necessarily indicative of the Company's future operations and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.


                 HISTORICAL    JAVA      TYCOM     ADJUST-       PRO FORMA
                  DECEMBER   CITY (I)     (II)      MENTS        CONDENSED
                  31, 1996                        (NOTE 1)        DECEMBER
                                                                  31, 1996
REVENUE:
  Rental         $2,377,530   $176,815            $(53,017) (a)  $2,948,961
                                                    447,633 (b)
  Interest           97,097                        (90,000) (c)       7,097

                  2,474,627    176,815              304,616       2,956,058

EXPENSES:
Operating           302,858        170    19,800      3,714 (d)     320,171
                                                     13,429 (e)
                                                   (19,800) (j)
Interest            880,978     63,931             (27,402) (f)   1,130,255
                                                    212,748 (g)
Depreciation                                         13,674 (h)     551,399
and amortization                                    176,824 (i)

General and         224,254                                         224,254
administrative

                  1,768,991     64,101    19,800    373,187       2,226,079

Net income         $705,636   $112,714 $(19,800)  $(68,571)        $729,979

Net income per        $0.49                                           $0.45
share

Weighted Average Shares Used             Weighted Average Shares Used for Pro
for Historical Calculation   1,447,366   Forma Calculation (Note 2)  1,612,404

[FN]
(I) Year ended December 31, 1995 (audited)
(II) Period January 12, 1996 to December 17, 1996 (audited)

                       WEST COAST REALTY INVESTORS, INC.
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

1.   BASIS OF PRESENTATION

The pro forma statements of income reflects operations for the Company assuming that the Java City and Tycom Properties were acquired on January 1, 1996. This statement contains certain adjustments which are expected to be incurred in those properties' first year of operations, with a full year's worth of operations reflected in the Statement of Income for the year ended December 31, 1996.

There can be no assurance that the foregoing results will be obtained.

2.   PRO FORMA ADJUSTMENTS

The adjustments to the pro forma statement of income are as follows:
(1) To adjust rental income for the Java City property to recognize rental income on a straight-line basis for 1996 using lease rates in effect from January 1, 1995 to August 1, 2003.

(2)  To reflect one year of rental income for the Tycom Property.

(3) To eliminate interest income to reflect funds used for the acquisition of properties.

(4) To reflect property management fees from January 1, 1996 to August 1, 1996 for Java City.

(5) To reflect property management fees for one year based on the first year of the lease on the Tycom property.

(6) To reflect added interest expense for the Java City property from January 1, 1996 to August 1, 1996.

(7) To reflect added interest expense for the Tycom property based on the first year of payments under the projected amortization schedule for the Tycom Property loan.

(8) To reflect depreciation expense on the Java City Property from January 1 to August 1, 1996.

                       WEST COAST REALTY INVESTORS, INC.
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)


(9) To reflect depreciation expense on the Tycom Property based on the first year of operations.

(10) To eliminate operating expenses incurred by previous owner of Tycom Property in 1996 since the Company will be operating the Property on a triple net basis.

2.     PER SHARE AMOUNTS

The pro forma income statement assumes that the Java City and Tycom properties were owned as of January 1, 1996. The Company has and is using approximately $3.7 million in cash to acquire these properties. However, as of January 1, 1996, the Company actually had approximately $1.1 million available for the acquisition of additional properties. The properties were acquired primarily using funds raised subsequent to January 1, 1996. Therefore, the weighted average shares outstanding as of December 31, 1996, was calculated assuming that an additional $2.9 million in shares (290,000 shares) were outstanding as of January 1, 1996, and that no additional shares were issued throughout the year. This is assumed to be the minimum number of shares that would be sold given the offering expenses and reserves that are allocated against shares sold.



                       WEST COAST REALTY INVESTORS, INC.
                            PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996


                                         12/31/96  PRO FORMA          ADJUSTED
ASSETS                                            ADJUSTMENTS          BALANCE
RENTAL REAL ESTATE                     21,118,203   4,902,500  (2)  26,020,703
CASH AND CASH EQUIVALENTS               2,017,194   1,000,000  (1)     451,997
                                                  (2,565,197)  (2)

ACCOUNTS RECEIVABLE                       247,948                      247,948
OTHER ASSETS                              188,493                      188,493

                                       23,571,838                   26,909,141

LIABILITIES AND STOCKHOLDERS' EQUITY

DUE TO RELATED PARTY                       46,285                       46,285
DIVIDENDS PAYABLE                         302,760                      302,760
SECURITY DEPOSITS                         124,734      37,303  (2)     162,037
OTHER LIABILITIES                         114,375                      114,375
NOTES PAYABLE                          10,078,793   2,300,000  (2)  12,378,793

     TOTAL LIABILITIES                 10,666,947                   13,004,250


COMMITMENTS AND CONTINGENCIES

COMMON STOCK AND ADDITIONAL PAID-IN
CAPITAL                                13,877,269   1,000,000  (1)  14,877,269
DISTRIBUTIONS IN EXCESS OF EARNINGS     (972,378)                    (972,378)

   TOTAL STOCKHOLDERS' EQUITY          12,904,891                   13,904,891

                                       23,571,838                   26,909,141

                                        F-60

                       WEST COAST REALTY INVESTORS, INC.
                        NOTES TO PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996

   The pro forma Balance Sheet assumes that the Tycom Property was acquired on December 31, 1996. This statement reflects certain changes to the balance sheet that would be reflected if the property was acquired on that date.

NOTE 1 - ADDITIONAL EQUITY RAISED


   The Company would not have had enough funds available to acquire the property as of December 31, 1996. Therefore, an assumption was made that the Company had raised an additional $1.0 million in investor proceeds, from the sale of approximately 112,360 shares. This would be sufficient funds to acquire the Property and maintain a reserve account of 3% of all funds raised. In reality, between November 6, 1996 and January 14, 1997 the Company received approximately $1,475,000 in net proceeds from the sale of shares sold from August 1 to December 29, 1996.

NOTE 2 - ACQUISITION OF TYCOM PROPERTY


   These adjustments reflect the effect of acquiring the Tycom Property, including an increase in security deposits, notes payable and rental real estate, and a net decrease in cash and cash equivalents.

                                      F-61